Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225920

Dated March 26. 2020

(to Prospectus dated July 12, 2018)

CONVERSION LABS, INC.

4,782,610 Shares of Common Stock

This prospectus supplement No. 3 (the “Supplement”) supplements information contained in the prospectus dated July 10, 2018  as supplemented by the prospectus supplement No. 1 filed on July 12, 2018 (the “Prospectus”) and the prospectus supplement No. 2 filed on February 28, 2020 (“Prospectus No. 2”), relating to the resale by selling stockholders of Conversion Labs, Inc., a Delaware corporation, of up to 4,782,610 shares of our common stock.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on form 8-K/A filed with the Securities and Exchange Commission on March 26, 2020 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2020

CONVERSION LABS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-55857	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

On February 28, 2020, Conversion Labs, Inc. a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission a Form 8-K (the “Initial Report”) for the purpose, among other disclosures, of announcing its entry into those certain Note Repayment and Warrant Amendment Agreements (collectively the “Note Repayment and Warrant Amendment Agreements”) with Alpha Capital Anstalt and Brio Capital Master Fund, Ltd. Pursuant to the Note Repayment and Warrant Amendment Agreements, the Company agreed to repay certain debt obligations owed to each of Alpha Capital Anstalt and Brio Capital Master Fund, Ltd. and amend terms of certain warrants (collectively, the “Warrants”) previously issued to both Alpha Capital Anstalt and Brio Capital Master Fund, Ltd.

The purpose of this Amendment No. 1 to the Initial Report (“Amendment No. 1”) is to correct disclosures made with respect to the amended terms of the Warrants, specifically (i) the revised exercise price for the Alpha 2019 Warrant (as defined below), was amended from $0.28 per share to $0.23 per share and (ii) the revised exercise price for the Brio 2019 Warrant (as defined below), was amended from $0.28 per share to $0.23 per share.

Item 1.01 Entry into a Material Definitive Agreement.

Alpha 2019 Note Repayment and Warrant Amendment

On February 25, 2020, Conversion Labs Inc., a Delaware corporation (the “Company”), and Alpha Capital Anstalt (“Alpha”) entered into a Note Repayment and Warrant Amendment Agreement (the “2019 Alpha Amendment”) whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Alpha on August 15, 2019 (the “2019 Alpha Note”) in the amount of $520,000, including principal and interest and (ii) amend the exercise price of the warrant (the “Alpha 2019 Warrant”) issued to Alpha in connection with the 2019 Alpha Note on August 15, 2019. The Alpha 2019 Warrant originally provided for the purchase of up to 1,826,087 shares of the Company’s common stock at an exercise price of $0.28 per share, none of which have been issued as of the date of the 2019 Alpha Amendment. Pursuant to the 2019 Alpha Amendment, Alpha has agreed to the reduction of the exercise price of $0.28 to $0.23.  Therefore, effective upon the date of the 2019 Alpha Amendment, the exercise price of the 2019 Alpha Warrant is reduced to $0.23, subject to further adjustment.  However, for purposes of calculating additional shares to be issued to Alpha pursuant to the terms of the 2019 Alpha Warrant, the deemed exercise price will be $0.135, as if the exercise price were actually reduced to $0.135 and thereafter increased to $0.23.  As a result of the above described reduction of the exercise price and the application of certain provisions of the 2019 Alpha Warrant, the amount of shares that may be purchased upon exercise of the 2019 Alpha Warrant after giving effect to the foregoing is increased to 3,787,439 shares of the Company’s common stock.

The foregoing description of the 2019 Alpha Amendment is qualified in its entirety by reference to the 2019 Alpha Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Alpha 2018 Note Repayment and Warrant Amendment

On February 25, 2020, the Company and Alpha entered into a Note Repayment and Warrant Amendment Agreement (the “2018 Alpha Amendment ”) whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Alpha on May 29, 2018 (the “2018 Alpha Note”) in the amount of $224,145.23, including principal and interest and (ii) amend the exercise price of the warrant (the “2018 Alpha Warrant”) issued to Alpha in connection with the 2018 Alpha Note on May 29, 2018. The 2018 Alpha Warrant originally provide for the purchase of up to 1,956,522 shares of the Company’s common stock at an exercise price of $0.28 per share, none of which have been issued as of the date of the 2018 Alpha Amendment. Pursuant to the terms of the 2018 Alpha Warrant and in connection with the 2018 Alpha Amendment, the Company revised the exercise price of the Alpha 2018 Warrant from $0.28 per share to $0.135 per share and increased the number of shares issuable under the Alpha 2018 Warrant from 1,956,522 to 4,057,972 shares.

The foregoing description of the 2018 Alpha Amendment is qualified in its entirety by reference to the 2018 Alpha Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Brio 2019 Note Repayment and Warrant Amendment

On February 25, 2020, the Company, and Brio Capital Master Fund, Ltd. (“Brio”) entered into a Note Repayment and Warrant Amendment Agreement (the “2019 Brio Amendment ”) whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Brio on August 15 , 2019 (the “2019 Brio Note”) in the amount of $162,500, including principal and interest and (ii) amend the exercise price of the warrant (the “2019 Brio Warrant”) issued to Brio in connection with the 2019 Brio Note on August 15, 2019. The Brio 2019 Warrant originally provide for the purchase of up to 570,652 shares of the Company’s common stock at an exercise price of $0.28 per share, none of which have been issued as of the date of the 2019 Brio Amendment. Pursuant to the 2019 Brio Amendment, Brio has agreed to the reduction of the exercise price of $0.28 to $0.23.  Therefore, effective upon the date of the 2019 Brio Amendment, the exercise price of the 2019 Brio Warrant is reduced to $0.23, subject to further adjustment.  However, for purposes of calculating additional shares to be issued to Brio pursuant to the terms of the 2019 Brio Warrant, the deemed exercise price will be $0.135, as if the exercise price were actually reduced to $0.135 and thereafter increased to $0.23.  As a result of the above described reduction of the exercise price and the application of certain provisions of the 2019 Brio Warrant, the amount of shares that may be purchased upon exercise of the 2019 Brio Warrant after giving effect to the foregoing is increased to 1,183,575 shares of the Company’s common stock.

The foregoing description of the 2019 Brio Amendment is qualified in its entirety by reference to the 2019 Brio Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Brio 2018 Warrant Amendment

On February 25, 2020, the Company, and Brio entered into a Warrant Amendment Agreement (the “2018 Brio Warrant Amendment”) to amend the exercise price of the warrant issued to Brio on May 29, 2018 (the “Brio 2018 Warrant”). The Brio 2018 Warrant originally provided for the purchase of up to 434,783 shares of the Company’s common stock at an exercise price of $0.28 per share, none of which have been issued as of the date of the 2018 Brio Warrant Amendment. Pursuant to the 2018 Brio Warrant Amendment, the Company agreed to revise the exercise price of the 2018 Brio Warrant from $0.28 per share to $0.135 per share and increased the number of shares issuable under the 2018 Brio Warrant from 434,783 to 466,989 shares.

The foregoing description of the 2018 Brio Amendment is qualified in its entirety by reference to the 2018 Brio Amendment, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 3.03 Material Modifications to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this item 3.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERSION LABS INC.

Date: March 26, 2020	By:	/s/ Justin Schreiber
	Name:	Justin Schreiber
	Title:	Chief Executive Officer